Annual Report

Cover Page

Name of issuer:

Malibu Compost Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: CA

Date of organization: 9/11/2017

Physical address of issuer:

1331 8th St. Suite E
Berkeley CA 94710

Website of issuer:

http://www.malibucompost.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$445,447.00	$319,860.00
Cash & Cash Equivalents:	$33,759.00	$16,394.00
Accounts Receivable:	$47,229.00	$94,287.00
Short-term Debt:	$312,151.00	$224,466.00
Long-term Debt:	$69,836.00	$93,133.00
Revenues/Sales:	$1,207,460.00	$1,468,956.00
Cost of Goods Sold:	$673,672.00	$826,747.00
Taxes Paid:	$0.00	$0.00
Net Income:	($13,329.00)	$40,259.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Malibu Compost Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Renie Byrne	Management	Malibu Compost	2011
Colum Riley	Management	Malibu Compost	2009
Randy Ritchie	Management	Malibu Compost	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Renie Byrne	CFO	2011
Renie Byrne	Treasurer	2011
Colum Riley	President	2009
Colum Riley	COO	2009
Randy Ritchie	CEO	2009
Randy Ritchie	Secretary	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Randy Ritchie	210842.0 Class F Common shares	21.0842
Renie Byrne	327542.0 Class F common shares	32.7542
Colum Riley	210842.0 Class F common shares	21.0842

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Extreme weather can affect the gardening cycles of end users. While overall demand will undoubtedly right itself, it may result in a longer cash flow cycle and carrying more inventory for a longer duration.

More competition entering the marketplace as a result of Malibu Compost pioneering a new "premium" category in the soil products industry. While most competition still comes from wastestream-driven companies, young upstarts are starting to create consumer-driven soil products.

In addition to distribution deals with two of the largest national distributors in the garden industry, Malibu Compost relies on other smaller regional distributors to help reach as many retail outlets as possible. As the packaged soil amendments industry continues to explode due to new markets, potential consolidation of regional distributors and/or acquisition by national distributors could result in demands for exclusive distribution rights or other factors affecting our diversity of retailers.

As a matter of principle, Malibu Compost does NOT deal with big-box stores. Excessive shuttering of independent garden centers and nurseries due to big-box store competition would adversely affect our current sales and distribution strategy.

Failure to raise enough capital to fund expansion in developing geographic markets will result in slower growth, loss of 1st-mover advantage, and over-reliance on sales for expansion capital.

Malibu Compost relies on Certified Organic dairy farmers for our raw materials. Significant loss of dairy suppliers due to market price fluctuations, closure, or other factors could affect Malibu geographically or nationally.

A sudden increase in petroleum pricing will affect significant cost drivers, including the cost of shipping finished product, receiving raw materials, and the plastic packaging we use.

Over-regulation of the composting industry. States which make no distinction between 'waste management' and intentional composting may pose significant barriers to entry due to site design costs and considerations.

Not enough capital to cover cash-flow cycle from acquisition of raw materials through receipt of payment. This affects how much product can be produced, which in turn affects how much product is available for sale and cause product shortages.

Potential watering down of the "Biodynamic" and "Organic" trademark standards in the consumer marketplace.

Cost of goods and inputs from third parties for materials, packaging and more due to lack of available capital to ensure stability and pricing agreements.

Current reliance on third parties for inbound/outbound trucking, packaging and distribution.

The Company's authorized but unissued stock includes 8,000,000 shares of Class A Common Stock and 1,000,000 shares of Preferred Stock. In this offering, the Company will sell up to 142,666 shares of Series A Preferred Stock. The remaining Preferred Stock (that is, the portion of the 1,000,000 authorized shares that are not sold in this offering) and any of the 8,000,000 Class Common shares could be offered in one or more subsequent offerings. As a result of any subsequent offerings, investors in this offering could have their economic rights substantially diluted. And while holders of Series A Preferred Stock could convert their shares to Class A Common Stock beginning in 2019 and thereby acquire voting rights, those voting rights would likewise be diluted by the issuance of any additional voting stock. Therefore, the potential ability of investors in this offering to influence Company decisions in the future may be substantially reduced by the issuance of additional voting stock.

The Company's articles of incorporation include restrictions on transfer of the Series A Preferred Stock intended to ensure compliance with securities laws. A transfer of any class of the Company's stock will not be permitted if the transfer (1) is not in compliance with securities laws; (2) would require the Company to register its securities under state or federal securities laws; or (3) would cause the Company to become subject to the types of reporting obligations that apply to publicly-traded companies in accordance with section 12(g) of the Securities Act 1933. While the Company does not believe that the Series A Preferred Stock offered in this offering or the Class A Common Stock that may be issued to investors in this offering as a result of the exercise of investors' conversion rights will count toward the number of shareholders that could trigger section 12(g) reporting obligations, the SEC could take the position that stock issued as a result of a conversion does count toward the section 12(g) triggers; and as a result, the restrictions on transfer in the Company's articles of incorporation could prevent certain transfers by investors in this offering, which would make it more difficult or impossible for investors to sell their shares.

Investors' ability to convert their shares to Common Stock is subject to the availability of authorized but unissued Class A Common Stock. Investors in the Series A Preferred Stock offered in this offering have a right to convert their shares on a one-to-one basis to Class A Common Stock at any time beginning on January 1, 2019, but subject to there being authorized but unissued shares of Class A Common Stock available. There are currently 8,000,000 authorized but unissued shares of Class A Common Stock. If the maximum amount is raised in this offering, 142,666 shares of Series A Preferred Stock will be issued. If all of those shares are converted, an equal number, or 142,666 shares of Class A Common Stock would be issued as a result of those conversions. The Company believes the 8,000,000 authorized shares of Class A Common Stock (together with future series of Preferred Stock that may be created) will be more than enough to meet the Company's capital needs for the foreseeable future and intends to reserve a sufficient number of shares of Class A Common Stock to cover conversions of any outstanding Series A Preferred Stock. However, it is possible that the Company will, prior to these conversions, issue enough Class A Common Stock such that there would no longer be enough shares of authorized but unissued Class A Common Stock to cover all conversions of Series A Preferred Stock. In that situation, it would be impossible for investors to convert their Series A Preferred Stock into Class A Common Stock. As a result, those investors would be unable to benefit from any increase in the Company's value; the value of their shares would decline; and it may be more difficult or impossible to sell their shares.

The Company has the right to redeem the Series A Preferred Stock beginning in 2022. Any shares of Series A Preferred Stock that have not been converted to Class A Common Stock may, beginning on July 8, 2022, be redeemed by the Company, in its discretion, at their original issue price of $7.50 per share. While the intent is for investors to have the ability to convert their Series A Preferred Stock to Class A Common Stock prior to such redemption, the effect of such a redemption is that investors will receive only the original purchase price (together with any accrued but unpaid dividends) and will no longer have any opportunity to share in any increase in the Company's value.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common F	1,000,000	1,000,000	Yes
Common A	8,000,000	0	Yes
Preferred A	200,000	0	No
Preferred	800,000	0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

As of 9/30/2017 the company had $80,464 outstanding on a fixed rate loan with a maturity date of Feburary 1, 2021 from RSF. The loan has an interest rate of 6%. Upon default, the interest rate on this Note shall, if permitted under applicable law, immediately increase by 2 percentage points. If the payment is 10 days or more late, the Company will be charged 5% of the regularly scheduled payment.

We have a line of credit of $100K with US Bank with no maturity date and an interest rate of 8.25%. We use the line of credit for raw materials and printing of promotion material. The current balance is $78,773 as of 9/30/2017.

The CEO has borrowed money from the Company. As of 9/30/2017, related party loans outstanding totaled $4,804. The loan has an interest rate of 3.75%. The loan is being repaid at $200/month.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
2/2018	Regulation Crowdfunding	Priced Round	$101,835	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

The CEO has borrowed money from the Company. As of 9/30/2017, related party loans outstanding totaled $4,804. The loan has an interest rate of 3.75%. The loan is being repaid at $200/month.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Any investor or prospective investor should read the following detail and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere from the offering.

Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Malibu Compost makes certified biodynamic and organic compost on organic farms that is sold through national and regional distribution to the lawn and garden industry, the organic growing market and to organic farms and vineyards. Our flagship product: Bu's Blend Biodynamic Compost is also the cornerstone of our Potting Soil, Lawn Products and Compost Tea Line. Our compost is unique to both the gardening and agricultural markets, as it is the only farm-made, and completely finished compost that is available to either sector. Our proprietary formulas and protocols create a product of superior quality, result and ease of usage.

Our compost, as well as our compost production, has become legendary in just over 8 years of business. Our reputation for creating the highest quality, and first, truly premium brand of compost has put Malibu Compost on the map as an industry leader and innovator. We've been invited to speak at several national garden and industry events.

We have built a national customer base, a recognized brand, and a diverse distribution network across 30 states. By creating regional production facilities in addition to the CA and OR farms, our company will be able to more than double existing margins on bagged soils, lower the price point for consumers, and minimize our carbon footprint by eliminating shipping distances. Expanded production capacity will also allow Malibu Compost to service industry segments such as farms and vineyards that clamor for larger quantities of compost but are forced to settle for inferior substitutes. In addition to expanding to Pennsylvania in 2018, the Midwest and South in 2019, and Texas in 2020, our ambition is to define and set the industry standard for the new premium compost and potting soils categories. Finally, Malibu Compost has and will continue to change how our world integrates a truly organic and sustainable approach to the ways we grow our food, plants, and soil health.

Find more on Malibu Compost's current activities at www.malibucompost.com.

Milestones

A few of our highlights from 2017:

- Slashing expenses and reducing COGS while significantly increasing sales revenues
- Launched WeFunder crowdfunding equity raise, attracted 158 new investors
- Generated more trade show pre-orders than ever before, with advance orders in excess of $400k
- Selected to speak at multiple national and international conferences and expos
- Successfully shipped ALL show orders on time and in great condition, allowing for additional seasonal sell-through
- Expanded distribution to more East Coast and Midwest states
- More than doubled production capabilities in Oregon allowing us to tap into the bulk soils market for Summer 2018 for the first time ever

Historical Results of Operations

Malibu Compost, Inc was incorporated in September 2017 and continued operations. Previously, the company was operated as Malibu Compost LLC in the State of California. Malibu Compost sold their first product in November 2009.The company has limited operational history upon which prospective investors may base an evaluation of its performance.

Revenues & Gross Margin. For the period ended December 31, 2017, the Company realized revenues of $1,207,460. This is compared to the year ended December 31, 2016, when the Company had revenues of $1,468,956. Gross Margins were 59.8% in fiscal year 2017, compared to 43.72% in 2016.

Net Income/Loss. The Company had a net loss of $-13,329 for the fiscal year ended December 31, 2017, compared to Net Income of $40,259 the prior year ending December 2016. and December 31, 2016, respectively.

Assets. As of December 31, 2017, the Company had total assets of $445,447, including $33,759 in cash. As of December 31, 2016, company assets were $319,860, including $16,394 in cash.

Liquidity & Capital Resources

At year end 2017, the company's financial statements detail $33,759 in cash and $58,244 in equity.

Since its inception, Malibu Compost had raised just over $1,027,750 in equity from multiple offerings and numerous investors. That amount does not include the crowdfunding campaign from this Form C which didn't close until after December 31, 2017. Completion of this raise will result in proceeds from this offering utilized as set forth in its Form C under "Use of Funds".

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Malibu Compost, Inc. cash on hand was $33,759, at year end December 2017. Over the last three months of the year, revenues averaged $36,946./month, cost of goods sold averaged $18,282./month, and operational expenses for the entire company averaged $38,950/month. That equates to an average net burn rate of $20,286/month at the end of 2017. This snapshot does not, however, portray an accurate picture of annual operations for several reasons such as seasonal sales which spike in Spring and Summer, and heavy investment in raw materials and production through Fall and Winter.

The Company plans to raise additional outside investment in 2018.

Additional detail is available in the financial statements in the Appendix. These statements were prepared in accordance with U.S. generally accepted accounting principles. These financial statements are certified to be true and complete in all material respects by the CFO and Treasurer.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.malibucompost.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Colum Riley
- Randy Ritchie
- Renie Byrne

Appendix E: Supporting Documents

- Malibu_Compost_Articles_of_Incorporation-filed.pdf


MADE IN USA
MALIBU COMPOST

MALIBU COMPOST

The first national producers of true organic and biodynamic bagged compost

$101,835 raised from **157** investors
Successfully Funded on Feb 14 2018

> *We make high-quality compost on our organic farms in California and Oregon. Our flagship product is called Bu's Blend Biodynamic Compost. It gives plants, flowers, trees and vegetables the vitality they need to grow healthy and strong while simultaneously feeding the soil the microbes that it needs to thrive. We add Bu's Blend into our beautiful Baby Bu's Biodynamic Potting Soil for containers and raised beds and our compost teas for growing gorgeous flowers, veggies, trees and plants.*



Colum Riley
COO, MALIBU COMPOST

OUR AMBITION

Malibu Compost has built a national customer base, a recognized brand, and a diverse distribution network across 30 states. Our ambition is to create new regional facilities to double our margins on bagged soils, lower the price for consumers, and minimize our carbon footprint. Expanded production in PA (2018), Midwest & South (2019), and TX (2020) will allow us to service farms clamoring for our compost as we continue to set the industry standard for premium compost and potting soils.

KEY FACTS

- In excess of $6.5 million in revenue over the first 7 years of operation and profitable within our first 36 months.
- More than $500,000 worth of sales turned away in Spring 2017 due to high demand and limited availability.
- Contracts with national distributors serving 30 states plus diverse regional distribution networks.
- Immediate profit margin gains of 10% or more upon completion of raise.
- In excess of $450,000 worth of current purchase orders for first 3 months of 2018.
- First and only soil company in the world that tests for GMOs, herbicides and pesticides.
- Unparalleled educational outreach program for nurseries, distributors, schools, garden clubs, horticultural societies, and national gardening shows as well as animal rescue and animal rights activism.

DOCUMENTS

- Malibu_Compost_Financial_Narrative.pdf
- Malibu_Compost_Financial_Numbers.pdf
- Video Transcript

malibucompost.com from Berkeley CA

GARDENING AGRICULTURE ANIMALS SOCIAL IMPACT EDUCATION FARMING SUSTAINABILITY GMOFREE LIFESTYLE COMPOST ORGANIC BIODYNAMIC ORGANIC SOIL

Why I Like Malibu Compost

Randy Ritchie and Malibu Compost are important elements in my life and company" We started out about 9 years ago as a nursery retailer and we carried the Malibu Compost products. They were immediately embraced by the high-end residents of Laguna Beach. As the creative director of the South Laguna Community Garden, where organic garden plots are individually owned, the product was unanimously desired. As the most awarded landscape contractor in California, I must say it has served us well as it supports our ideal of excellence. But beyond all that has been Randy's kindness and willingness to stand behind his product with incredible service and integrity. Thank you Randy and the Malibu Team.



Ruben Flores

PRESIDENT OF LAGUNA NURSERY, VISIONSCAPE, INC., AND THE LAGUNA BEACH BEAUTIFICATION COUNCIL

We would like to thank you for steering us in the right direction and and introducing us to the wonderful world of no-till gardening, along with compost teas using Baby Bu and Bu's Blend in teas and top dress. The recipe and instructions you sent us two years ago made a world of difference in the terpene production indoors, but with the sun, the plant's full potential is unlocked. Thank you for sharing love, experience, knowledge, TRUTH! We never stop learning, getting better with each run.

Brent and Desiree

Customers

I first heard of Malibu Compost and Biodynamics 7 years ago. Having an Ag. Degree, I was curious enough to do plant trials in which Malibu Compost competed against six of its competitors. The results were simply outstanding, and my spouse and I decided to invest in the company. The enthusiasm for their products and growth has been quite something to witness!

Bob Byrne

Entrepreneur

My company has been doing compost teas and natural and holistic fertilization for the last twenty years in the greater Seattle area. We use Bu's Blend Biodynamic Compost from Malibu Compost because it comes from true organic farms and has no growth hormones or antibiotics in it as compared to many "organic" products that come from conventional, corporate farms and are still labeled organic. We trust Malibu Compost and their products because they go above and beyond all of the organic standards.

Nick Penovich

Owner, Soil Science Services

Product Spotlight - Profiles in Farming - Demeter USA

Welcome to Demeter USA. We are the non-profit American chapter of Demeter International, the world's only certifier of Biodynamic farms and products. Biodynamic agriculture goes beyond organic, envisioning the farm as a self-contained

September 28, 2017 @ demeter-usa.org

September 28, 2017 @ thegrowingclub.com

75 Reasons to Love the West

The top people, places, things, and trends that make us happy to live in the West now.

September 28, 2017 @ sunset.com

How-To Grow 100+ Plants in a 3×2 Space For Less Than $20 | Nutrition You Can Trust

If you've been following me on Instagram, I've posted a couple sneak peek pics of this garden bag idea as it was growing over time and you gals & guys seemed to love it, so I wanted to put together this DIY post with sequencing and time-lapse pics so you

September 28, 2017 @ nutritionyoucantrust.com

An Evening with Joel Salatin | Project Peace East Bay

Marin Sun Farms is the extension of a family farm, nestled in the rolling grasslands of the Point Reyes National Seashore in Northern California. They are focused and committed to producing local, pasture based food for the Bay Area community with

September 28, 2017 @ projectpeaceeastbay.org

First Grow. Diy Led, No Till Organic Garden. Come Say Hello!

Hey THC Farmer. I'm a first time grower, although I'm no stranger to plants. I've been an avid user of cannabis for over 15 years and I'm continually amazed even today by it's remarkable healing properties. That being said I know I'm preaching to the choir

September 28, 2017 @ thcfarmer.com

No Logo

Friends

The Florence Fang Asian Community Garden is the first and largest asian garden in the city of San Francisco.

September 28, 2017 @ sfasiangarden.com

Spotlight on Malibu Biodynamic Soil and Compost

One of our favorite products to offer for the garden: Malibu Biodynamic soil and compost is a great way to enliven and enrich your soil. Biodynamic agriculture views the soil as a living organism, rather than a support system for growing plants.

July 25, 2017 @ downtoeartheugene.com

Composters find booming new market in pesticide-free pot farms - The Cannifornian

Malibu Compost mainly sold to nurseries, organic vegetable farmers and backyard gardeners until a few years ago, when the small business started by two surfing buddies began getting calls from farmers in Mendocino County. Co-founder Randy

March 12, 2017 @ thecannifornian.com

Loan Broadens Access to Certified Biodynamic Compost - RSF Social Finance

When Randy Ritchie and Colum Riley first met, they discovered a shared passion uncommon in Tinseltown: building healthy soil. It all started when Ritchie, one of the first sustainable landscape designers in Los Angeles, received a request from a

January 26, 2016 @ rsfsocialfinance.org

OWNING THE PREMIUM SOIL MARKET

We're the first 100% biodynamic, organic, GMO-free, herbicide-free, and pesticide-free compost in the U.S.

When we started Malibu Compost, there was an absence of high quality bagged compost and potting soil on the market. We literally created the premium compost market and redefined the premium potting soil market with our biodynamic and true organic line of products. Unlike food and wine categories, there was no "top dollar compost or potting soil" in the lawn & garden industry. Over the last seven years, we have completely changed the definition of what premium compost, potting soil, and lawn products look like in the marketplace. So far, we have little to no direct competitors.


WITH LOVE BY MALIBU COMPOST
MALIBU COMPOST
BY BU'S™
BIODYNAMIC®
POTTING


MALIBU COMPOST
Biodynamic



IT BEGAN WITH BU

Our story began with Bu. She was our first dairy cow, a two-year old we bought at auction right as she was headed off to slaughter. When we brought her back to our farm in California, she touched grass for the first time in her life and spent the whole day running around the fence-line of the property. Soon, she discovered the joys of eating alfalfa and the carrot tops we'd give her as treats. She was a beautiful, smart, and playful cow who became our SpokesCow and a huge part of the Malibu Compost family. We're so proud and thrilled to have all of our products carry her name.







A CLOSE-UP LOOK AT OUR PRODUCTS

Our signature premium compost, Bu's Blend, plus industry-standard Baby Bu's Potting Soil and an amazing line-up of Compost Teas

Most compost companies make their money by accepting trash to make their product, like a landfill. But we're not a waste management company and our products reflect that. We're giving the health and environmentally conscious consumer exactly what they've been looking for – honest, tested, clean, healthy, and top-quality compost and soil.


MALIBU COMPOST
BABY BU'S
BIODYNAMIC BLEND
POTTING SOIL
BU'S BLADES
BIODYNAMIC BLEND
LAWN, SEED & SOD
BU'S BLEND
BIODYNAMIC
COMPOST

We use organic manure from organic dairy cows who live on organic farms and eat organic pasture, a huge differentiating factor from competitors who use steer or chicken manures from conventional farms that are combined with food waste and green waste contaminated with unexpected substances such as wiffle ball bats, spray paint cans, or dog poop. Everything we make is made with care and adherence to the highest and strictest standards. We are GMO-free, not just non-GMO verified. Our products are tested with genetic IDs to ensure they're also herbicide-free, as well as run through toxicology panels that ensure that they are also pesticide-free and fungicide-free.



WE'RE SOLD IN 30 STATES


USA
2009-13
2014
2015
2016
2017

WE'RE PROFITABLE

We had a strong spring season and are on track to sell even more in 2017.

$1,468,956

2016 revenue

43%
Overall gross margins

40%
Margins on our compost teas

$6,594,408
Revenue to date

OUR DISTRIBUTORS

CENTRAL Garden & Pet

Sunlight Supply Inc. National Garden Wholesale

Sparetime Supply DISTRIBUTION

JENSEN DISTRIBUTION SERVICES

THE BU TOUR

There's no better way to win customers than to let them see for themselves what Bu can do, so we showcase our products at regional tradeshows every Spring & Fall

- Our "Bu Tour" takes us through several states and on our BU TV Youtube Channel to spread awareness about our top grade compost, potting soil, lawn-care products, and teas through workshops, classes, and hands-on demonstrations.
- We attend gardening expos, give live demos at nurseries, and take orders at tradeshows like the Northwest Flower and Garden Show, which brings in 50,000 visitors every year.
- In 2017, we hosted over 40 product knowledge seminars and organic gardening classes that gave us an opportunity to speak directly to 1,000 people.
- Conferences: In 2017, we spoke at both the GrowGreen Expo in Detroit and the US Composting Council's Conference in LA (2,000 people reached).









OUR JOURNEY SO FAR

We're scaling up production and we need your help to do it

We want to raise $1 million through our crowdfunding equity raise. The funds will be used mostly to pay for the additional production costs we have associated with growing our national market. We will be purchasing additional equipment, leasing more farmland, and buying more of our inputs and bags for deeper volume discounts on those items. We will also be adding some very overdue marketing costs for banners, t-shirts, point-of-purchase signage, and product catalogs.



Malibu Compost LLC is founded

We also rescued our first dairy cow, Bu the Spokescow.

November 2009

Summer 2009

First bag of Malibu Compost sold

We sold our first bag at the Bioneers Conference in San Rafael, CA.

Signed deal with the largest independent distributor in t U.S.

Our deal with Ce Garden put us in hundreds of store

April 2011

Our 1st National Magazine Coverage

Sunset Magazine names us in their "Best of the West" issue.

June 2011

Received "Excellence in Sales" Award

Award given from Central Garden among their 8,000+ SKU's.

August 2012

Received "Product of the Year" from Sunlight Supply Distribution

August 2013

2015

Established new production in Oregon to serve growing regional and national markets

First quarter-million plus month

We record our highest grossing monthly sales ever at $274,000.

June 2017

October 2017



New upgraded facility opens in Oregon

This boosts our space to 4x its previous capacity.

Opening new production facility in PA

This will help us service our growing East Coast markets.

Spring 2018



Invited to the ACE Hardware National Buyers Show

Almost 10,000 people attend this annually.

Summer 2018

Let's Garden Together

Malibu Compost, AKA "The Bu," has become more than a company. It has become family and friends, a community of like-minded people from a variety of backgrounds and lifestyles whose commonality is the soil and the desire to make it better, changing the world together from the bacteria and fungi that feed the plants that feed us all.

We didn't start Malibu Compost to get a pat on the back, or an "Attaboy!" but that's what it has become. Malibu Compost was started with the goal of providing a "beyond organic" alternative to the harmful pesticides and fertilizers that dominate the lawn and garden industry while simultaneously building both value and profit for our suppliers, partners and investors. In the short time since our inception, we have revolutionized the soil industry, saved organic dairy farms from closure, and changed the lives of farmers, retailers, cows, and customers along the way.

Life at the Bu is a non-stop outpouring of, "Thank you for what you do!" At times it's overwhelming. We have cried with people who have lost children and who, fearing further devastation in their family, have turned to us for ways to create a safe garden where they could grow clean, healthy and "true organic" food and medicine for their loved ones. The outpouring of love and friendship that we get to live, give, and receive every day has become the rallying point for all of us at Malibu Compost.

We began our company to give people an option to really make a change by growing their gardens with a tested, GMO-free, pesticide-free and herbicide-free biodynamic compost. Our goal was to offer people a way to garden better than they were able to with the organic solutions and products that they were being offered, which at its best were a way to stop the harmful use of chemicals and synthetics and at its worst a horrible and abusive form of greenwashing that was bamboozling people into thinking they were buying something that was tested and actually organic. Making real, honest-to-goodness Biodynamic Compost on our organic farms takes our customers to that next level of "beyond organic gardening" by giving them better products to garden with than they'd previously been offered in the organic market sector while creating a model of change and care for people, the planet, and animals that is profitable for our investors and shows other companies that you can be successful, happy, and prosperous while doing right thing.

The stories of people's gardens coming alive, their health coming back, and the food and medicine that they grow is an amazing part of the Malibu Compost story. Every day on social media there's a member of the Bu Family posting of how Bu's Blend Biodynamic Compost changed their life. The story only gets better when you add to it the thousands of people who sent us condolences when BU passed away, and who tell us that one of the big reasons they buy our products is because we rescue animals. Our story comes full circle when we see retailers all over the country proudly displaying the Malibu Compost product line on their shelves and allowing us to give gardening classes that teach their customers how to heal the soil and grow true organic gardens. We see a community of people forming around Malibu Compost who do love this planet, the people on it and the animals that inhabit it. We are truly honored and blessed to be a part of so many wonderful people's lives.

To us, Malibu Compost is an amazing and on-going story. What started as a line of products has become a movement, a "True Organic Revolution," that is changing not only the way lawn and garden customers grow food and the soil in their gardens, but how the entire packaged soils industry is looking at soil as a living, breathing organism. Being part of the solution to healthier soils, healthier foods, and a healthier planet has added a level of humility and satisfaction that we never could have envisioned when we started this company. As we look towards expanding our company, products and customer base, we invite all of you to join the revolution.

We thank each and every person who has ever bought a bag of BU, come to one of our classes, mentioned us on social media, said "Thank you" in passing, loved us when we lost BU, or who has ever graced us with their kindness and support.

Blessings to you and your family,

Colum Riley and Randy Ritchie

Meet the Founders



Colum Riley

COO

A former City Councilman who grew up on a biodynamic farm, Colum got his Masters in Business at Loyola Marymount University, where he found his love for sustainability as a business strategy.



Randy Ritchie

CEO

After graduating from Pepperdine University, Randy bought a landscape design firm and created the first sustainable and ecologically based landscape company in Los Angeles.

AND THE REST OF THE TEAM



Renie Byrne

CFO

After a career in finance at both for-profit and nonprofit companies, Renie turned her skills towards Malibu Compost in 2010, becoming the CFO in 2017.

Raised $1,129,585 From 157+ Investors

Devin Loder

Stacie Medrano-Perry

Eric Lancaster

Patrick Kruk

Brian Franklin

Joshua Romo

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: Can you describe the financial conditions of your business?

MC: Here are our key financial numbers for the last two years.

Here is a summary of the financial situation of our company.

WF: What is Malibu Compost?

MC: We make high-end biodynamic compost, potting soil and compost teas on our farms.

WF: How did Malibu Compost get its start, and how are you different from other companies in the industry?

MC: We started the company working backward, seeing a need in the marketplace where there was actually an absence of any good, high-quality bagged soils. Typically, the compost soil industry has been about getting a bunch of waste product, grinding it up, letting it "compost," then sticking it in the bag and selling it for a couple of bucks. Most compost companies make their money getting paid to accept trash, like a landfill. We are 100% different than that model. We make true organic and biodynamic compost on organic farms with clean and tested inputs. There is no greenwaste, trash, or conventional farm manure or waste in our compost or potting soil.

We started the company in 2009 after Randy had been making biodynamic compost for his landscape clients and realizing that there was a much greater need for people who were establishing backyard gardens and who wanted to grow organically, really organically, and connect with their own food. We said, "Let's market the compost that we are making, which is definitely the best compost that we can make in the market, and by far will be the best compost on the market."

We set up a model where we put the product in our super-cool "Surfing Cow" bags and got it out to market. Unlike food and wine categories, where you inevitably go up against many other companies, we didn't have that issue, because there wasn't wasn't that level of competition in the soil market. There was no top dollar potting soil. There was no top dollar compost. That wasn't even a category. In the last seven years, we have literally invented the category of premium compost and premium potting soil.

Our compost is not made with any steer or chicken waste. We use waste from organic dairy cows. That in and of itself is completely different, a total paradigm shift that the store staff, store owners and buyers had coming out of the '60's, '70s, '80s, and '90s, the age where lawn products and garden products were supposed to be cheap. So, getting to a place where people are willing to pay a bit more for premium quality compost and potting soil is an incredible thing!

Our product is also pesticide-free and is tested and verified as such. That's huge. Another selling point for us is being biodynamic, beyond organic, and true organic. We are also GMO-free; not just non-GMO verified. Our compost, potting soil, lawn products and teas are tested with genetic IDs, are herbicide-free, pesticide-free, and fungicide-free. We are truly giving the health and environmentally conscious customer exactly what they've been looking for.

WF: Who is Malibu Compost's target consumer?

MC: When we started this company seven years ago, our target market was the mom who drove to Whole Foods because she wanted the best and healthiest food for her family. She was shopping at Whole Foods to buy "organic". In reality, that mom became the first customer to embrace Malibu Compost, the "decison-maker" who bought our first bags at local, independent nurseries.

What we've seen in the last seven years is that the market has become bigger and better educated, as people understand more about food and what they eat and what goes in their body. That's one of the things that's most important, people growing their own food. They know they can spend less on soil to plant a hedge out front, but to grow food that will go in their bodies, and in their children's bodies, they are willing to spend more for the quality of that soil.

WF: Are other companies truly "organic"? What's really in their product?

MC: The city of San Francisco collects their food waste before it gets shipped to Vacaville. If you go look at that product, you will find things like wiffle ball bats, spray paint cans, dog poop, and tainted golf course lawn trimmings. Then it comes back to San Francisco. Every "wanting-to-do-good citizen" goes to the city of San Francisco and says, "I'm closing the loop. I'm going to take this free compost from the city giveaway and grow my organic veggies," without knowing what all is in there.

You might have gone and ordered the GMO free heirloom tomato seeds, and you've built these raised beds with your children out of non-pressure treated wood. But then you use a potting soil that is 60% ground up trimmings, and the other 40% is the sludge leftover from what goes down the sewer that is mixed in with a bulking agent.

A lot of states don't care. California has tried to create a definition of organic; if it's based on the carbon molecule, it's considered organic. Many soils are labeled as organic, and while there is an organic element to them, they are not truly 100% organic. They take organic and conventional and meld the two together, causing a mess. What we did is go completely organic – hard line, true organic and biodynamic, versus labeled "organic."

WF: Why are you choosing to go consumer first and not small scale or urban scale farms first?

MC: Economics. If you're a farmer, it doesn't matter how good the soil or compost is, because you still have a threshold for your end income. You can only spend so much money before you run into profitability issues. Also, a large number of farms would absolutely reject us simply because the government will let you get by with the bare minimum.

Because we go beyond simply organic, people trust Malibu Compost. A big part of our branding has been the trust factor. That's a huge piece of who we are. When they buy from us, they're buying this image, they're buying the logo, they're buying the surfing cow, they're buying the fact that we're made on organic farms. They're buying the fact that we're not a waste management product. They're buying the fact that we do all that testing and they're also buying into the fact that they're actually getting something real.

WF: Do you own your own farms?

MC: We lease our farms in Oregon and co-op with the farm in California. We source our manure by partnering with organic dairies and paying them for their manure. Organic dairy farmers have regulations that have increasingly become more stringent. We know the farms, and we know they farm ethically, which is important to us. Being organic is just one label; being ethical is just as important. We want to know that they treat their animals and their land well. The great thing is that we are not only getting a great product from the farmers, but we are helping those farmers by giving them an added income.

WF: Why is it so important to you for Malibu Compost to have this super clean biodynamic organic product?

MC: It's who we are. We're not into the idea of fooling people into thinking they're getting something organic when they're really not. People who invested in Malibu Compost invested originally because they believed in what we were doing. People use and buy our products because they work. The food tastes better and the plants are healthier. You see it in the state of green. You could put it down and the next day, there's a vibrancy in your garden. You feel it.

If you do the right thing, the right thing will happen, and a lot of people have lost sight of that. We know that because our product is super clean, biodynamic and truly organic, great plants will grow with it. That's why it's so important to us.

WF: What is the shelf-life of your product? ^

MC: We say it's good for a year, although the shelf-life is definitely longer, more-like two years, but it's very rare or seldom that anybody would ever have anything sitting around that long.

WF: What are your margins right now versus what they have been in the past? ^

MC: Historically, our gross margins have been around 40-45% range. Currently the gross margins are 47%. We expect increased margins as we purchase more raw materials in bulk which will lower our per unit price.

WF: What is compost tea? ^

MC: Tea in a tea bag for plants. It's a one pound sleeve that has four cotton muslin compost tea bags in it. You "brew," or make the the compost tea in a five gallon bucket overnight, then pour it on the plants to feed them or use it as a foliar spray. We make that in our warehouse, the "TeaHouse," in Berkeley. The margin on the teas is between 50% and 60%, but we could get that even higher by increasing our distributor price.

WF: What experience does your team have? ^

MC: Colum graduated college in '97 and started a sales and marketing company in Colorado, then moved to upstate New York and worked with a non-profit. He got into elected office as a city councilman for a couple of years. From 2006 to 2008, he went back to get his Masters in Business at Loyola Marymount University. It was there that he became passionate about sustainability as a business strategy and wanted to do corporate sustainability consulting. The college hired him as a sustainability director. That was his playground: styrofoam, organizing carpools, recycled content in the Xerox paper, that kind of thing.

He was looking to do consulting after he graduated and was doing some part-time work when he met Randy. He came from a landscaping background, but what was unique was that this word "biodynamic" came up, as Randy was making biodynamic compost for his landscape company on a farm in the Central Valley. Colum had grown up on a biodynamic farm and went to a Waldorf school, but this was a part of life that he had gotten really far away from until that fateful meeting with Randy...

Randy graduated from Pepperdine with a degree in advertising and marketing. He never used it, and instead was working for a landscaper and was also a screenwriter. When the writing market would slow, he would go back to landscaping and vice versa. He learned from some great people and also became a landscape designer, working for a landscape design and building company. We designed or had top landscape architects design mid to large-scale landscape plans, and then we would build them. From the planting to the hardscape, pools, fountains, outdoor kitchens, orchards, custom metal gates – we did it all, one-stop shopping. Eventually, he purchased it when the owners wanted to retire and that turned into the first environmental landscape company in Los Angeles.

Back then, people wanted natural landscapes. We worked on Cher's house and Rob Zombie's house. We worked for a lot of different actors and actresses and rock stars who all wanted natural landscaping. They wanted no chemicals. We found out back then that a lot of what they wanted wasn't even available. It was then that he discovered, through Alan York from Benziger Vineyards, biodynamic. That was the point when everything we're doing now really began.

WF: Do you do consulting? ^

MC: Yes. Approximately 15-20% of our revenue is from consulting.

WF: What is the process for making your compost?

MC: We source organic dairy cow manure from some of the best and most ethically responsible organic dairies in the country, who treat their land, employees, and cows with the utmost respect and dignity. We use a thermophilic process of composting that reduces pathogens while allowing for the beneficial microbial life to flourish. We add the Biodynamic Preparations to the windrows at exactly the right moment and let our compost cure like a fine wine as it begins to balance with beautiful bacteria and fungi.

WF: How long does it take to make the compost?

MC: The compost generally takes six to seven months to make.

WF: How much money do you hope to raise and what will the money be used for?

MC: We want to raise $1 million through our crowd-funding raise. The funds will be used to a large extent to pay for the additional production costs we have associated with growing our national market. We will be purchasing additional equipment, leasing more farmland, buying more of our inputs and bags for deeper volume discounts on those items. We will also be adding some very overdue marketing costs for banners, T-shirts, point-of-purchase signage, and product catalogs.

WF: Why raise money through equity crowdfunding?

MC: Malibu Compost is the "People's Compost Company." We have thousands of loyal customers, staff at nurseries who ONLY sell the BU, and countless people that have been to our classes, seminars, booths at national shows, and exhibitions that are all the perfect fit to be those investors who wouldn't be able to invest in our company via traditional offerings, but through the crowdfunding platform can become investors and members of the BuFamily. They can be the source of brand ambassador that very few, if any companies, ever get to enjoy.

WF: How has growth been for you and where are you primarily selling your product?

MC:

We started out with just one bag of compost. Now, we have two really big national distributors; Central Garden Distribution, our main distributor, which is part of a multi-billion dollar company that distributes to independent nurseries all across America – keyword being independent. The other national distributor, Sunlight Supply, is the leading distributor worldwide in the organic and indoor grow market. They have global distribution of many of their products. We are all also distributed by Sparetime Supply, Jensen Distribution, Aqua-Flo Supply, Redi-Gro Corporation, Rexius, Build-A-Soil, Vital Garden Supply and Concentrates, Inc.

Another key factor for us regarding growth and distribution is that we don't sell to Lowe's or Home Depot, any of the big boxes. We don't believe in their model. We believe in the mom and pop, locally owned, small company model.

Ask a Question

Type your question here... ASK QUESTION

Alan Jacobson Oct 17

Hi, great product, and very compelling presentation. I have four questions: 1. One thing that worries me is that your valuation is 5x last year's revenue even though you are 7 years old. Can you say anything about how/why you expect to grow so much more quickly now? 2. A related question: Since you are in a business where you need certain ingredients that need to be aged, what is the capacity of your current production facilities and how many more facilities would you need to get to something like 10 million in revenue? 3. What is your price point vs. other high quality (even if not organic) products? Lastly, is there anything you can say about how the animals that are part of your production are treated - that could be a selling point I would imagine. Thanks!

Randy Ritchie CEO FOUNDER Oct 17

Thank you for you kind comments regarding Malibu Compost. 1.) Our valuation was based on the fact that we left half a million dollars on the table in sales last spring because of our demand being above our supply. Part of the reason we are doing the raise is to increase our production capacity. We've already done some of that prior to the raise and have over $2 million in finished compost ready to come off of the farms. 2.) When we add the new, larger farm in Oregon online, we have 4 times our current production capability, as well as opportunities to lower our costs of trucking, screening, bagging, plus producing other products on-site, which will increase our margins and profitability. The new facility will allow us to push well past $10 million dollars in sales. 3.) Regarding the price point, we are at $19.99 per bag for the 1 cf bag of compost. There is no other high-end compost like our Bu's Blend. So, there is no competition in the market to date. Our Baby Bu Potting Soil is priced competitively at $19.99 and goes up against several products of inferior quality, some organic, some not, some faux organic. 4.) The dairy cows on the farms receive the highest levels of care. Their feed is 100% organic pasture grasses and alfalfa. They spend the bulk of their time in pasture. And, they are loved and live on amazing farms.

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Nedim Tokman Nov 17

Hi, do you offer equity as well or just perks? Thx

Randy Ritchie CEO FOUNDER Nov 17

Thanks for the question Nedim. We are offering a 5% dividend with the preferred stock purchase that starts accruing on July 1, 2018.

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MORE QUESTIONS


MALIBU COMPOST

MALIBU COMPOST

2017 Report

Dear investors,

2017 was a monumental year not only for Malibu Compost, but for awareness of soil health. Scientific research continues to tout the importance of COMPOST as it relates to carbon sequestration, organics recycling, drought conditions, soil microbes, and the role all this plays in the quality and characteristics of the foods we eat.

Malibu Compost has emerged as a consumer leader in the regenerative agriculture movement as we partner with retailers, consumers, nonprofits and more to teach the importance of organic cultivation for farm and garden.At classes, conferences, festivals and plant sales, we strive to reach as many individuals as possible.

Now more than ever, we feel it is critical to align ourselves with organic farmers, advance animal welfare issues, promote regenerative practices, and continue to raise awareness regarding the devastating impacts that conventional use of herbicides and pesticides have on our ecosystems. Our mission is not only to halt the harm caused by use of synthetics and chemicals, but taking the additional step to heal the earth through living soil biology, garden by garden and farm by farm.

And this is our story 'beyond the bag': the larger role our company plays in the health and vitality of our planet and the opportunities we give our customers to make a real difference in their communities through the ancillary benefits of using our compost: sequestering carbon, feeding the soil, reducing runoff, holding moisture, supporting local organic farmers, and steering dollars and support away from large-scale, conventional agricultural and waste management models of soil amendments.

We need your help!

Since its inception, Malibu Compost has grown thanks to word of mouth advertising. Our investors can help us grow in a myriad of ways! First, please tell your local nurseries and garden centers about the Malibu Compost family of products! The top determinant for stores to bring in new products is requests from customers. Second, tell your friends and family - whether they order online, purchase in person or simply tell their stores about our Company, this can have a tremendous impact. Third, follow us on social media and share our posts! Social media has been the #1 driver for expanded sales outside of the West Coast. And lastly, let us know if you think of any investors who may be aligned with and excited by our mission and company. We look forwart to growing with you!

Sincerely,

Colum Riley
COO

Randy Ritchie
CEO

Our Mission

Malibu Compost has built a national customer base, a recognized brand, and a diverse distribution network across 30 states. Our ambition is to create new regional facilities to double our margins on bagged soils, lower the price for consumers, and minimize our carbon footprint. Expanded production in PA (2018), Midwest & South (2019), and TX (2020) will allow us to service farms clamoring for our compost as we continue to set the industry standard for premium compost and potting soils.

See our full profile

How did we do this year?

Report Card

B-

The Good

This fall we front-loaded production; this allowed us to avoid costly weather-related delays

All trade show pre-orders were packaged and shipped on time, allowing for faster re-order times

Significanly lowered production costs while increasing revenues due in part to scalability and raw materials investment.

The Bad

We didn't raise enough excess capital through equity to bring more outsourced production functions inhouse.

Have not been able to expand production to the East Coast yet, focusing instead on west coast capabilities.

Prioritized raw material acquisition, still need to upgrade home office phones and computers to better support sales and operations

2017 At a Glance

September 11 to December 31

$1,207,460 [18%]	**-$13,329** [133%]	**$312,151** +39%
Revenue	Net Loss	Short Term Debt
$0	**$28,422**	**3**
Raised in 2017	Cash on Hand As of 04/26/18	Months of Runway As of 04/26/18

Management's Discussion and Analysis of Financial Condition and Results of Operations

Any investor or prospective investor should read the following detail and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere from the offering.

Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Malibu Compost makes certified biodynamic and organic compost on organic farms that is sold through national and regional distribution to the lawn and garden industry, the organic growing market and to organic farms and vineyards. Our flagship product: Bu's Blend Biodynamic Compost is also the cornerstone of our Potting Soil, Lawn Products and Compost Tea Line. Our compost is unique to both the gardening and agricultural markets, as it is the only farm-made, and completely finished compost that is available to either sector. Our proprietary formulas and protocols create a product of superior quality, result and ease of usage.

Our compost, as well as our compost production, has become legendary in just over 8 years of business. Our reputation for creating the highest quality, and first, truly premium brand of compost has put Malibu Compost on the map as an industry leader and innovator. We've been invited to speak at several national garden and industry events.

We have built a national customer base, a recognized brand, and a diverse distribution network across 30 states. By creating regional production facilities in addition to the CA and OR farms, our company will be able to more than double existing margins on bagged soils, lower the price point for consumers, and minimize our carbon footprint by eliminating shipping distances. Expanded production capacity will also allow Malibu Compost to service industry segments such as farms and vineyards that clamor for larger quantities of compost but are forced to settle for inferior substitutes. In addition to expanding to Pennsylvania in 2018, the Midwest and South in 2019, and Texas in 2020, our ambition is to define and set the industry standard for the new premium compost and potting soils categories. Finally, Malibu Compost has and will continue to change how our world integrates a truly organic and sustainable approach to the ways we grow our food, plants, and soil health.

Find more on Malibu Compost's current activities at www.malibucompost.com.

Milestones

A few of our highlights from 2017:

- Slashing expenses and reducing COGS while significantly increasing sales revenues

- Launched WeFunder crowdfunding equity raise, attracted 158 new investors

- Generated more trade show pre-orders than ever before, with advance orders in excess of $400k

- Selected to speak at multiple national and international conferences and expos

- Successfully shipped ALL show orders on time and in great condition, allowing for additional seasonal sell-through

- Expanded distribution to more East Coast and Midwest states

- More than doubled production capabilities in Oregon allowing us to tap into the bulk soils market for Summer 2018 for the first time ever

Historical Results of Operations

Malibu Compost, Inc was incorporated in September 2017 and continued operations. Previously, the company was operated as Malibu Compost LLC in the State of California. Malibu Compost sold their first product in November 2009.The company has limited operational history upon which prospective investors may base an evaluation of its performance.

Revenues & Gross Margin. For the period ended December 31, 2017, the Company realized revenues of $1,207,460. This is compared to the year ended December 31, 2016, when the Company had revenues of $1,468,956. Gross Margins were 59.8% in fiscal year 2017, compared to 43.72% in 2016.

Net Income/Loss. The Company had a net loss of $-13,329 for the fiscal year ended December 31, 2017, compared to Net Income of $40,259 the prior year ending December 2016. and December 31, 2016, respectively.

Assets. As of December 31, 2017, the Company had total assets of $445,447, including $33,759 in cash. As of December 31, 2016, company assets were $319,860, including $16,394 in cash.

Liquidity & Capital Resources

At year end 2017, the company's financial statements detail $33,759 in cash and $58,244 in equity.

Since its inception, Malibu Compost had raised just over $1,027,750 in equity from multiple offerings and numerous investors. That amount does not include the crowdfunding campaign from this Form C which didn't close until after December 31, 2017. Completion of this raise will result in proceeds from this offering utilized as set forth in its Form C under "Use of Funds".

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Malibu Compost, Inc. cash on hand was $33,759, at year end December 2017. Over the last three months of the year, revenues averaged $36,946./month, cost of goods sold averaged $18,282./month, and operational expenses for the entire company averaged $38,950/month. That equates to an average net burn rate of $20,286/month at the end of 2017. This snapshot does not, however, portray an accurate picture of annual operations for several reasons such as seasonal sales which spike in Spring and Summer, and heavy investment in raw materials and production through Fall and Winter.

The Company plans to raise additional outside investment in 2018.

Additional detail is available in the financial statements in the Appendix. These statements were prepared in accordance with U.S. generally accepted accounting principles. These financial statements are certified to be true and complete in all material respects by the CFO and Treasurer.

Net Margin: -1%

Gross Margin: 44%

Return on Assets: -3%

Earnings per Share: -$13,329.00

Revenue per Employee: $241,492

Cash to Assets: 8%

Revenue to Receivables: 2,557%

Debt Ratio: 86%

Malibu_Compost__LLC_Financia...

MC_Inc_2017_Financial_Stmts.pdf

We ❤ Our 147 Investors

Thank You For Believing In Us

Devin Loder
Stacie Medrano-Perry
Eric Lancaster
Patrick Kruk
Brian Franklin
Joshua Romo
Kyle Thompson
Paul Anguiano
Bryan Locascio
Leonard Helbig
Christopher Rollins
Carolyn Smith
Hunter Williams
Micky Lee
Marek Nenadal
Brandon Hellenbrand
Craig Vom Lehn
Victor Sheppard
C.J. Lash
Nick Peterson
Firoza Osman
Paul Lucero
Andrew Simmons
Jason Pierce
William Landis
David Bassani
Stuart Farr
Nga Mai
Bryan Shannahan
Jack A. White
Christine Mack
Carl Gorca
Tyler J Markwart
Sam Guzman
Brian Carolan
Ben Estep
Andrei Shindyapin
Travis Frieri
Saad ALSOGAIR
Judith Moran
Doris Munson
Jason Pampena
Moon Sen
Jane Bicek
Skylar Eppler
Todd Layfer
Hilary DuBois
Michael La Marche
Andrew Jackson
Adam Smedstad
Ivan Sokolov
Marty Clein
Nemanja MILOSEVIC
Chinedum "Chin" Uguru
Geronimo Mejia
Justin Kimes
Sarah Bonner/Herbert C...
Jacob David Shogren
George Guzzio
Abbasi Ujjainwala
Elizabeth Pasternak
Clay Wesson
Kevin Kidwell
Charles Irsch
Amanda Goodpaster
William Tehero
Lance Dorr
Kenneth Lever
Daniel White
Marina REZNIKOVA
Jesse Snyder
Brian Lallement
Cheryl Wayne
Gretchen O'Brien
Lisa Pruett
Ivan Quiroz
Santosh Kumar
Greg McCormick
William Hartsell
Leonora L Uy
Scott Grant
Spencer Kay
Bob Byrne
Drew Bergmann
Elizabeth Topping
James Troyer
Jeff Thayer

Jamie Collaro
Jesse S Bannon
Solomon Park
Patti Peterson
Luis Jauregui
Robert Noack
Catherine Gamblin
Ruben Trujillo
May Kim
Alfred R.Lacy
Jake Malecki
Carlos Sanchez
Richard C Jones
Ty Stepp
Aaron Ferguson
Nicholas Chastain
Evan P Mackey
Thomas Dorsey
Jay Piper
Fletcher Zona
Bryan Blumenshine
Gideon Turner
Chad Barson
Alexander Louris
David Rizzo
Olivia Raine
Adrian Anthony Romero
Aaron Johnson
Bryan O Rivera
Terri Hughes
Nate Ph
Andrew And Stacie Wash
Orris Long
Giuseppe Testa
Jeremy Gonzales
Alejandro Rodas
Kevin Bacha
David Bonarigo
Cody Thornton
Joe Noble
David Cantella
Steve Brady
Jason Tompa
Matthew Soojian
Andy Wong
Arvin M. Rhodes
Francesco Tardio
Mick Cheshire
Randall Lieberman
Ryan Daley
Stephen William WALLS
Rishi J
Alan KESLER
Craig Maly
Clyde Martin
Jessica Sweet
Timothy Bishop
Caspar Weinberger Jr
Elaine Russell
Jun Hwang Au Yong

Thank You!

From the Malibu Compost Team



Colum Riley

COO


MALIBU COMPOST

Randy Ritchie

CEO



Renie Byrne

CFO

After a career in finance at both for-profit and nonprofit companies, Renie turned her skills towards Malibu Compost in 2010, becoming the CFO in 2017.

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Renie Byrne	Management @ Malibu Compost	2011
Colum Riley	Management @ Malibu Compost	2009
Randy Ritchie	Management @ Malibu Compost	2009

Officers

OFFICER	TITLE	JOINED
Renie Byrne	CFO Treasurer	2011
Colum Riley	COO	2009
Randy Ritchie	CEO Secretary	2009

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Randy Ritchie	210,842 Class F Common shares	21.1%
Renie Byrne	327,542 Class F common shares	32.8%
Colum Riley	210,842 Class F common shares	21.1%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
02/2012	$1,027,750	Units	Section 4(a)(2)

The use of proceeds is to fund general operations.

Outstanding Debts

None.

Related Party Transactions

The CEO has borrowed money from the Company. As of 9/30/2017, related party loans outstanding totaled $4,804. The loan has an interest rate of 3.75%. The loan is being repaid at $200/month.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common F	1,000,000	1,000,000	Yes
Common A	8,000,000	0	Yes
Preferred A	200,000	0	No
Preferred	800,000	0	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

The Company has the right to redeem the Series A Preferred Stock beginning in 2022. Any shares of Series A Preferred Stock that have not been converted to Class A Common Stock may, beginning on July 8, 2022, be redeemed by the Company, in its discretion, at their original issue price of $7.50 per share. While the intent is for investors to have the ability to convert their Series A Preferred Stock to Class A Common Stock prior to such redemption, the effect of such a redemption is that investors will receive only the original purchase price (together with any accrued but unpaid dividends) and will no longer have any opportunity to share in any increase in the Company's value.

Investors' ability to convert their shares to Common Stock is subject to the availability of authorized but unissued Class A Common Stock. Investors in the Series A Preferred Stock offered in this offering have a right to convert their shares on a one-to-one basis to Class A Common Stock at any time beginning on January 1, 2019, but subject to there being authorized but unissued shares of Class A Common Stock available. There are currently 8,000,000 authorized but unissued shares of Class A Common Stock. If the maximum amount is raised in this offering, 142,666 shares of Series A Preferred Stock will be issued. If all of those shares are converted, an equal number, or 142,666 shares of Class A Common Stock would be issued as a result of those conversions. The Company believes the 8,000,000 authorized shares of Class A Common Stock (together with future series of Preferred Stock that may be created) will be more than enough to meet the Company's capital needs for the foreseeable future and intends to reserve a sufficient number of shares of Class A Common Stock to cover conversions of any outstanding Series A Preferred Stock. However, it is possible that the Company will, prior to these conversions, issue enough Class A Common Stock such that there would no longer be enough shares of authorized but unissued Class A Common Stock to cover all conversions of Series A Preferred Stock. In that situation, it would be impossible for investors to convert their Series A Preferred Stock into Class A Common Stock. As a result, those investors would be unable to benefit from any increase in the Company's value; the value of their shares would decline; and it may be more difficult or impossible to sell their shares.

The Company's articles of incorporation include restrictions on transfer of the Series A Preferred Stock intended to ensure compliance with securities laws. A transfer of any class of the Company's stock will not be permitted if the transfer (1) is not in compliance with securities laws; (2) would require the Company to register its securities under state or federal securities laws; or (3) would cause the Company to become subject to the types of reporting obligations that apply to publicly-traded companies in accordance with section 12(g) of the Securities Act 1933. While the Company does not believe that the Series A Preferred Stock offered in this offering or the Class A Common Stock that may be issued to investors in this offering as a result of the exercise of investors' conversion rights will count toward the number of shareholders that could trigger section 12(g) reporting obligations, the SEC could take the position that stock issued as a result of a conversion does count toward the section 12(g) triggers; and as a result, the restrictions on transfer in the Company's articles of incorporation could prevent certain transfers by investors in this offering, which would make it more difficult or impossible for investors to sell their shares.

The Company's authorized but unissued stock includes 8,000,000 shares of Class A Common Stock and 1,000,000 shares of Preferred Stock. In this offering, the Company will sell up to 142,666 shares of Series A Preferred Stock. The remaining Preferred Stock (that is, the portion of the 1,000,000 authorized shares that are not sold in this offering) and any of the 8,000,000 Class Common shares could be offered in one or more subsequent offerings. As a result of any subsequent offerings, investors in this offering could have their economic rights substantially diluted. And while holders of Series A Preferred Stock could convert their shares to Class A Common Stock beginning in 2019 and thereby acquire voting rights, those voting rights would likewise be diluted by the issuance of any additional voting stock. Therefore, the potential ability of investors in this offering to influence Company decisions in the future may be substantially reduced by the issuance of additional voting stock.

In addition to distribution deals with two of the largest national distributors in the garden industry, Malibu Compost relies on other smaller regional distributors to help reach as many retail outlets as possible. As the packaged soil amendments industry continues to explode due to new markets, potential consolidation of regional distributors and/or acquisition by national distributors could result in demands for exclusive distribution rights or other factors affecting our diversity of retailers.

Failure to raise enough capital to fund expansion in developing geographic markets will result in slower growth, loss of 1st-mover advantage, and over-reliance on sales for expansion capital.

Extreme weather can affect the gardening cycles of end users. While overall demand will undoubtedly right itself, it may result in a longer cash flow cycle and carrying more inventory for a longer duration.

As a matter of principle, Malibu Compost does NOT deal with big-box stores. Excessive shuttering of independent garden centers and nurseries due to big-box store competition would adversely affect our current sales and distribution strategy.

Current reliance on third parties for inbound/outbound trucking, packaging and distribution.

Cost of goods and inputs from third parties for materials, packaging and more due to lack of available capital to ensure stability and pricing agreements.

Potential watering down of the "Biodynamic" and "Organic" trademark standards in the consumer marketplace.

Not enough capital to cover cash-flow cycle from acquisition of raw materials through receipt of payment. This affects how much product can be produced, which in turn affects how much product is available for sale and cause product shortages.

Over-regulation of the composting industry. States which make no distinction between 'waste management' and intentional composting may pose significant barriers to entry due to site design costs and considerations.

A sudden increase in petroleum pricing will affect significant cost drivers, including the cost of shipping finished product, receiving raw materials, and the plastic packaging we use.

Malibu Compost relies on Certified Organic dairy farmers for our raw materials. Significant loss of dairy suppliers due to market price fluctuations, closure, or other factors could affect Malibu geographically or nationally.

More competition entering the marketplace as a result of Malibu Compost pioneering a new "premium" category in the soil products industry. While most competition still comes from wastestream-driven companies, young upstarts are starting to create consumer-driven soil products.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company will have authority to repurchase the Series A Preferred Stock from shareholders at any time on or after July 8, 2022, at the original issue price, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to convert its Series A Preferred Stock to Class A Common Stock before the Company redeems the Series A Preferred.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the principal shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, the principal shareholders may change the management of the Company, cause the Company to enter new lines of business, or force a change in the Company's mission. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. In cases where additional shares of the Company's stock are issued, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's economic rights. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The offering price for the securities offered pursuant to this Form C has been determined by the Company, and is based on the Company's belief that the Company's current value as a going concern is approximately $7.5 million, based on the Company's revenues, profits, and growth trajectory. There are currently one million outstanding shares of Common Stock, which implies a value of $7.50 per share of Common Stock. The Series A Preferred Stock offered in this offering is convertible (beginning in 2019) to Class A Common Stock on a one-to-one basis and is therefore presumed to have the same value as the Common Stock, $7.50 per share.

The Company does not intend to conduct or commission a formal valuation of the Company. Accordingly, the actual market value of the Company and of the Series A Preferred Stock being offered may be materially more or less than $7.50 per share.

Company

Malibu Compost Inc.

- California Corporation
- Organized September 2017
- 5 employees

1331 8th St. Suite E
Berkeley CA 94710

http://www.malibucompost.com

Business Description

Refer to the Malibu Compost profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Malibu Compost is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Colum Riley

Founder, COO at Malibu Compost LLC

Malibu Compost • Loyola Marymount University, College of Business Administration

San Francisco Bay Area • 500+

Send InMail

Formed Malibu Compost LLC in June of 2009 with two goals in mind:
* to produce & market the nation's first certified truly Biodynamic Compost as outlined by Rudolf Steiner in his Agricultural Course, produce compost teas and superior soil products for gardeners, growers and others seeking premium, beyond-organic products; and
* to develop a company with a conscience, a reflection of its founders, committed to sustainability at the highest of levels, a triple-bottom-line company exemplifying ethically, ecologically and socially responsible best practices.

Specialties: Areas of expertise and interest include management, organizational communications, corporate social responsibility, environmental sustainability, "greening" of business operations, marketing of sustainable products and technologies in emerging economies.

Media (4) Previous Next



Equator Principles in South America Pt. 1



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Experience

Co-Founder / Co-Owner
Malibu Compost
Jun 2009 – Present • 8 yrs 5 mos

One day you will find me on the farm, driving a dumptruck and front-end loader and turning windrows or taking samples, the next day at a trade show selling to independent garden centers, and another in a classroom speaking to the next generation of farmers and/or business people on organics, biodynamics and ethical business practices. In between, involved in oversight of all aspects of business operations.

- Produce and market Demeter Certified Biodynamic compost and soil amendments.
- Certified Compost Operator by the US Composting Council
- Member of the Demeter Biodynamic Compost Standards Revision Committee
- Oversee production, distribution, marketing and other aspects of the business operations
- Available for speaking engagements on Biodynamic compost, biodynamics and Rudolf Steiner, Sustainability as a business strategy, Entrepreneurship and organics,
- Guest professor for undergraduate and MBA level business courses

Environmental Sustainability Coordinator
Loyola Marymount University
Sep 2007 – Oct 2008 • 1 yr 2 mos

Build institutional learning capacities to support sustainability initiatives in building design and operations, landscaping, procurement, energy & water conservation, waste disposal & recycling, and service provision utilizing sustainability best practices. Recommend budget expenditures aimed at reducing environmental impacts associated with student, faculty and staff resource consumption. Recruit, train, coordinate and motivate students. Manage targeted projects & special events. Represent LMU Sustainability at community, professional and peer events and conferences. Analyze platforms for building mgmt. systems, gather emissions data, conduct cost-benefit analysis for integration of new technologies and initiatives, gain familiarity with U.S. Green Building Council LEED policies.
Created Green LMU, a comprehensive website covering all key University sustainability initiatives. Check it out!
http://www.lmu.edu/green

General Manager
C.H. Evans Brewing Co.
Jul 2004 – Aug 2006 • 2 yrs 2 mos

Managed day to day operations of highly successful restaurant/microbrewery, including all marketing, promotions, human resources. Oversee kitchen, restaurant, bar and brewery operations, manage all employees.

City Councilman, 1st Ward
City of Hudson NY
Jan 2004 – Jan 2006 • 2 yrs 1 mo

Elected to serve on the City Council of the City of Hudson, NY. My first foray into politics! Learned the difference between a politician and a public servant :)

Served as Chairman of Finance and Tourism & Arts Committees. Drafted, voted on legislation, city budgeting, PILOT agreements. Dealt with incredibly wide spectrum of constituent issues.

Education

Loyola Marymount University, College of Business Administration
Master of Business Administration (M.B.A.), Management & Organizational Behavior; Sustainability
2006 – 2008
Activities and Societies: Co-founder, ECO Students MBA Student Association
Environmental Stewardship & Sustainability Committee

Berea College
BA, Marketing Communications
1993 – 1997

Featured Skills & Endorsements

Sustainability · 46
Endorsed by Grow Switch and 1 other who is highly skilled at this
Endorsed by 9 of Colum's colleagues at Loyola Marymount University

Entrepreneurship · 30
Endorsed by David Y Choi, who is highly skilled at this
Endorsed by 8 of Colum's colleagues at Loyola Marymount University

Strategic Planning · 17
Endorsed by Alex Ganos, who is highly skilled at this
Endorsed by 2 of Colum's colleagues at Loyola Marymount University

See 20 more skills

Accomplishments

1 **Certification**
Composting Operations, US Composting Council

Interests

Loyola Marymount University MBA...
1,829 members

US Composting Council
1,157 followers

GreenBiz.com — Sustainable and ...
71,033 members

Social Enterprise and Development
21,296 members

Malibu Compost
59 followers

LMU College of Business Administr...
803 members

See all